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                                                                EXHIBIT 11.01

                            CONDUCTUS, INC.

               STATEMENTS OF COMPUTATION OF LOSS PER SHARE
                 (In thousands, except per share data)
                             (Unaudited)


                               THREE MONTHS ENDED       NINE MONTHS ENDED
                                 SEPTEMBER 30,            SEPTEMBER 30,
                               ------------------       -----------------
                                 1996       1995          1996        1995
                               -------     ------       -------     -------

Net loss                       $(1,244)    $ (865)      $(3,970)    $(3,597)
                               -------     ------       -------     -------

Weighted average number of
shares outstanding               6,782      5,609         6,084       5,506
                               -------     ------       -------     -------

Common and common
equivalent shares used in
computing per share amounts      6,782      5,609         6,084       5,506
                               -------     ------       -------     -------
                               -------     ------       -------     -------


Net loss per share              $(0.18)    $(0.15)       $(0.65)     $(0.65)
                               -------     ------       -------     -------
                               -------     ------       -------     -------


There is no difference between loss per share on a fully diluted or primary basis.


                                     -17-